EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-72508, 333-95765, 333-37641, 033-85766 and 333-117407 of Micro Component Technology, Inc. (the Company) on Form S-8 and Registration Statement Nos. 333-104590, 333-108072 and 333-115125 on Form S-2 of our report dated February 4, 2005, (except for Note 13, as to which the date is February 25, 2005), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Micro Component Technology, Inc. for the year ended December 31, 2004.

/s/ Virchow, Krause & Company, LLP.

Minneapolis, Minnesota
March 14, 2005